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                                                                    Exhibit 4.62

      PROCUREMENT AND INSTALLATION AGREEMENT FOR RING JDCS PROJECT (JEMBER DENPASAR CABLE SYSTEM) NO. K.TEL 440/HK910/UTA-00/2006 DATED 29 DECEMBER 2006

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The Parties:                  1.   TELKOM; and

                              2.   ZTE CONSORTIUM with the member consists of:

                                   a.   PT ZTE Indonesia;

                                   b.   PT Perkonsuma; and

                                   c.   PT Nusa Sakti Waskita.

                                   (Hereinafter, the ZTE Consortium shall be referred to as "ZTE").

Scope of Agreement:           TELKOM has appointed ZTE as the winner of tender
                              and has assigned ZTE to execute procurement and installation of RING JDCS Project (Jember -
                              Denpasar Cable System).

Time of Completion of Work:   The project must be done as instructed in the
                              schedule for each location.

Performance Bond:             ZTE must provide a performance bond with the
                              amount of 5% of the agreement price. The performance bond shall be a bank guarantee or surety bond issued by a bank or insurance company in accordance with TELKOM's requirement.

Warranty Bond:                ZTE must provide a warranty bond for the completed
                              system, each in amount of 5% of agreement price of related system for terrestrial and sub-marine portion respectively. The performance bond shall be a bank guarantee or surety bond issued by a bank or insurance company in accordance with TELKOM's requirement.

Confidentiality:              ZTE shall not disclose or make use of any part or
                              the whole agreement to a third party without a prior written consent from TELKOM.

Appointment of
Sub Contractors:              ZTE must notify TELKOM in writing on its intention
                              to appoint any sub-contractors and must obtain
                              TELKOM's written approval.

Packing Activity:             ZTE must provide packing of goods as required to
                              prevent damage or deterioration during delivery to the final destination as regulated in the agreement.

Site Survey:                  ZTE must, at its own expense, conduct site survey
                              both of land and marine portion to perform all of
                              its obligations in the agreement.
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Permits:                      TELKOM must assist ZTE in obtaining all required
                              license and permits for the project.

Terms of Payment:             TELKOM must make full payment to ZTE after
                              receiving invoice from ZTE and the payments must be made promptly by TELKOM within 30 calendar days after the submission of invoice.

Liquidated Damages:           Upon failure of ZTE to deliver the system within
                              the stipulated deadline, TELKOM shall deduct a sum of 1 per mil of the agreement price for each days of delay until actual performance, maximum 5% of the agreement price.

Termination:                  TELKOM may terminate the agreement:

                              1. If ZTE fails to deliver all the goods or fails to perform any or the entire project within the stipulated deadline or any other obligations;

                              2. If ZTE fails to take any actions within 30 days since 29 December 2006;

                              3.   ZTE becomes bankrupt;

                              4. TELKOM may, by a written notice sent to ZTE, terminate the whole or part of the agreement for its convenience.

Settlement of Dispute:        1.   Amicable settlement;

                              2. If the parties are unable to find amicable settlement, the dispute shall be settled by arbitration using the rules of the Indonesian National Board of Arbitration (BANI).

Governing Law:                The laws of the Republic of Indonesia.
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